Exhibit 10.1

July 17, 2007

Ms. Joyce M. Schuldt

St. Louis, MO

Dear Joyce,

On behalf of Pioneer Drilling Company and its subsidiaries (collectively, “Pioneer” or the “Company”), I am very pleased to offer you this opportunity to join the Pioneer team. I have described below the general terms of your employment, upon which I believe we have agreed.

Employer:	Pioneer Drilling Services, Ltd.

Positions:	Executive Vice President, Chief Financial Officer, and Secretary of Pioneer Drilling Company and PDC MGMT. CO.; reports to the President and Chief Executive Officer of Pioneer Drilling Company and PDC MGMT. CO.

Base Salary:	$300,000 per annum; payable according to the Company’s regular payroll schedule for salaried employees

Annual Bonus:	You will participate in the Company’s annual incentive compensation plan as a Level II Executive Officer (as defined by the Compensation Committee of the Board of Directors of Pioneer Drilling Company (the “Committee”)), with a current target bonus of 50% of base salary and a current maximum bonus of 100% of base salary

LTI Compensation:	On or about the employment date, you will be granted options to purchase 125,000 shares of Pioneer Drilling Company common stock at the closing price on the day of such grant, subject to the approval of such option grant by the Committee. The options will be subject to vesting restrictions and other customary terms and conditions of Pioneer Drilling Company’s option grants.

You will participate in the Company’s long-term incentive plan as a Level II Executive Officer (as defined by the Committee), with a target annual long-term incentive award of 2.1 times base salary for the current fiscal year.

Benefits:	Participation in all health, benefit, welfare and retirement programs generally available to executive officers of the Company, including, without limitation, group medical/dental available upon commencement of employment with waiting period or exclusion of preexisting conditions (to the extent the Company’s plans permit the Company to waive such waiting periods and exclusions)

Auto Allowance:	$1,200 per month plus fuel costs

Vacation:	Four weeks

Severance:	On or as soon as practicable after your initial date of employment, the Company will enter into a Severance Agreement with you (or make you a participant in the Company’s Executive Severance Plan) on terms generally available to executive officers of the Company, which may be subject to change based on an anticipated presentation by the Company’s management to the Committee, at its next regularly scheduled meeting, regarding a proposal to revise the Company’s severance arrangements with its executive officers consistent with current practices by other companies in a designated peer group.

Indemnification:	On or as soon as practicable after your initial date of employment, the Company will enter into an indemnification agreement with you on terms that are mutually agreeable.

Relocation:	In accordance with the Company’s Executive Officer Relocation Policy

THIS IS NOT A CONTRACT FOR EMPLOYMENT OR AN OFFER TO ENTER INTO SUCH A CONTRACT. You will serve as an at-will employee of the Company. Except for the specific provisions of any Severance Agreement to which you and the Company may become parties, nothing herein or in any compensation or other arrangement referred to herein shall change your status as an at-will employee.

Joyce, I am truly excited about the prospect of your joining our team at Pioneer. If the terms outlined above are agreeable, please execute two copies of this letter and return one of them to me at your earliest convenience.

Yours very truly,

/s/ Wm. Stacy Locke

Wm. Stacy Locke

President and Chief Executive Officer

cc: Mr. C. Robert Bunch

AGREED AND ACCEPTED:

/s/ Joyce M. Schuldt
Joyce M. Schuldt

July 17th, 2007
Date